NEWS RELEASE

May 2, 2006

  Symbols:  TSX-Ven.CDU

     AMEX.CDY

FSX.CR5

CARDERO RECEIVES CONDITIONAL LISTING ACCEPTANCE FROM TSX

Cardero Resource Corp. (the “Company” or “Cardero”) is pleased to announce that, on April 13, 2006, the Toronto Stock Exchange (“TSX”) conditionally approved the listing of the Company’s common shares, subject to fulfilling all of the requirements of the TSX, and receipt of all required documentation on or before July 12, 2006.

The Company also advises that, at its Annual General Meeting held on Wednesday, April 19, 2006, all resolutions put before the meeting were passed, including the required yearly approval of the Company’s 2002 Incentive Stock Option Plan and the appointment of Smythe Ratcliffe, Chartered Accounts, as auditors for the ensuing year.  All directors were re-elected with the exception of Mr. Anthony Frizelle who elected not to stand for re-election due to other commitments.  We would like to take this opportunity to thank Mr. Frizelle for all of his time and efforts on behalf of the Company over the past 2 years and we wish him success with his future endeavours. The Board anticipates appointing a replacement for Mr. Frizelle in the near future.

The Company further announces that, subject to required annual acceptance for filing of the 2002 Stock Option Plan by the TSX Venture Exchange, the Company has granted to directors, officers, employees and consultants, incentive stock options to purchase up to an aggregate 1,400,000 shares in the capital stock of the Company.  The options are exercisable at a price of $2.80 per share and expire on May 1, 2008.

Cardero is well financed with $14 million in the treasury and well positioned to continue to explore its projects in Mexico, Peru, and Argentina.  The common shares of the Company are currently listed on the TSX Venture Exchange (symbol CDU), the American Stock Exchange (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  The Company is actively evaluating gold, copper and iron projects, which will continue to ensure the recognition of Cardero as a world-class exploration and development company.

For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone - Toll Free:  1-888-770-7488 / (604) 408-7488 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the anticipated listing of its common shares on the TSX,  the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

All of the Company’s public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.